                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  ____________

                                  SCHEDULE 13D
                                 (RULE 13d-101)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                             (Amendment No.  4 )(1)
                                            ---


                             The Right Start, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   766574107
-------------------------------------------------------------------------------
                                (CUSIP Number)

                     Victor I. Chang, Esq. (617) 248-7000
                     c/o Testa, Hurwitz & Thibeault, LLP,
             High Street Tower, 125 High Street, Boston, MA 02110
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                              September 22, 1999
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.



     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
  CUSIP NO.  766574107
------------------------

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                               Edward L. Cahill

-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

                                      AF
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED             [ ]
      PURSUANT TO ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      USA
-------------------------------------------------------------------------------
                         7   SOLE VOTING POWER

        NUMBER OF                   -0-
                         ------------------------------------------------------
         SHARES          8   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    -0-
                         ------------------------------------------------------
          EACH           9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0-
                         ------------------------------------------------------
          WITH           10  SHARED DISPOSITIVE POWER

                                    -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    -0-
-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

                                     IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
  CUSIP NO.  766574107
------------------------

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                               David L. Warnock

-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

                                      AF
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED             [ ]
      PURSUANT TO ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      USA
-------------------------------------------------------------------------------
                         7   SOLE VOTING POWER

        NUMBER OF                   -0-
                         ------------------------------------------------------
         SHARES          8   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    -0-
                         ------------------------------------------------------
          EACH           9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0-
                         ------------------------------------------------------
          WITH           10  SHARED DISPOSITIVE POWER

                                    -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    -0-
-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

                                     IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
  CUSIP NO.  766574107
------------------------

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Cahill, Warnock Strategic Partners, L.P.
                               IRSN: 52-1970604

-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

                                      AF
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED             [ ]
      PURSUANT TO ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                         Delaware Limited Partnership
-------------------------------------------------------------------------------
                         7   SOLE VOTING POWER

        NUMBER OF                   -0-
                         ------------------------------------------------------
         SHARES          8   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    -0-
                         ------------------------------------------------------
          EACH           9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0-
                         ------------------------------------------------------
          WITH           10  SHARED DISPOSITIVE POWER

                                    -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    -0-
-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

                                     PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
  CUSIP NO.  766574107
------------------------

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Cahill, Warnock Strategic Partners Fund, L.P.
                               IRSN: 52-1970619

-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

                                      WC
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED             [ ]
      PURSUANT TO ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                         Delaware Limited Partnership
-------------------------------------------------------------------------------
                         7   SOLE VOTING POWER

        NUMBER OF                   -0-
                         ------------------------------------------------------
         SHARES          8   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    -0-
                         ------------------------------------------------------
          EACH           9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0-
                         ------------------------------------------------------
          WITH           10  SHARED DISPOSITIVE POWER

                                    -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    -0-
-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

                                     PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
  CUSIP NO.  766574107
------------------------

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Cahill, Warnock & Company, LLC
                               IRSN: 52-1931617

-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

                                      AF
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED             [ ]
      PURSUANT TO ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                      Maryland Limited Liability Company
-------------------------------------------------------------------------------
                         7   SOLE VOTING POWER

        NUMBER OF                   -0-
                         ------------------------------------------------------
         SHARES          8   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    -0-
                         ------------------------------------------------------
          EACH           9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0-
                         ------------------------------------------------------
          WITH           10  SHARED DISPOSITIVE POWER

                                    -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    -0-
-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

                                     OO
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
  CUSIP NO.  766574107
------------------------

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                          Strategic Associates, L.P.
                               IRSN: 52-1991689

-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

                                      WC
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED             [ ]
      PURSUANT TO ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

                         Delaware Limited Partnership
-------------------------------------------------------------------------------
                         7   SOLE VOTING POWER

        NUMBER OF                   -0-
                         ------------------------------------------------------
         SHARES          8   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    -0-
                         ------------------------------------------------------
          EACH           9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0-
                         ------------------------------------------------------
          WITH           10  SHARED DISPOSITIVE POWER

                                    -0-
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    -0-
-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

                                     PN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

   This Schedule 13D Amendment No. 4 ("Amendment No. 4") is an amendment to the
Schedule 13D (filed on October 21, 1996, hereafter the "Original Schedule 13D"), the Amendment No. 1 to the Original Schedule 13D (filed on May 16, 1997, hereafter the "Amendment No. 1"), the Amendment No. 2 to the Original Schedule 13D and Amendment No. 1 (filed on June 6, 1997, hereafter the "Amendment No. 2"), and the Amendment No. 3 to the Original Schedule 13D and Amendments 1 and 2 (filed on January 7, 1999, hereafter the "Amendment No. 3") which were filed with the Securities and Exchange Commission ("SEC") on behalf of Cahill, Warnock Strategic Partners Fund, L.P. ("Strategic Partners Fund"), Cahill, Warnock Strategic Partners, L.P. ("Strategic Partners"), Strategic Associates, L.P. ("Strategic Associates"), Cahill, Warnock & Company, LLC ("Cahill, Warnock & Co."), Edward L. Cahill ("Cahill") and David L. Warnock ("Warnock").

   Strategic Partners Fund, Strategic Partners, Strategic Associates, Cahill, Warnock & Co., Cahill and Warnock are sometimes referred to collectively herein as the "Reporting Persons."

   The Right Start, Inc., a California corporation, is referred to herein as the "Issuer."

   Unless otherwise noted, the information contained in this Amendment No. 4 amends and supplements the information previously disclosed in the Original
Schedule 13D, the Amendment No. 1, the Amendment No. 2 and the Amendment No. 3 filed on behalf of the Reporting Persons.

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER:

   (a) Strategic Partners Fund is the record owner of 28,425 shares of the Issuer's Series A Preferred Stock, par value $.01 per share (the "Strategic Fund Series A Shares"). The Issuer's Series A Preferred Stock is not convertible into the Issuer's common stock.

   Strategic Associates is the record owner of 1,575 shares of the Issuer's Series A Preferred Stock (the "Strategic Associates Series A Shares"). The Issuer's Series A Preferred Stock is not convertible into the Issuer's common stock.


   Each of the Reporting Persons may be deemed to own beneficially 0.00% of the Issuer's common stock, which percentage is calculated based upon 5,375,036 shares of the Issuer's common stock reported as outstanding by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended October 30, 1999.

   In Amendment No. 1 to the Limited Partnership Agreement of Strategic Partners Fund, dated July 26, 1996 (filed as Exhibit 2 hereto), Strategic Partners and
                                    ---------
the limited partners of Strategic Partners Fund agreed that any securities of a particular issuer that are acquired by both Strategic Partners Fund and Strategic Associates shall be sold or otherwise disposed of at substantially the same time, on substantially the same terms and in amounts proportionate to the size of each of their investments. As a consequence, Strategic Associates and Strategic Partners Fund may be deemed to be members of a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934. Strategic Partners, Cahill, Warnock & Co., Cahill and Warnock each disclaim membership in the aforementioned group.

   (b) Number of shares of the Issuer's common stock as to which each Reporting Person has

           (i)   Sole power to vote or direct the vote:

                 0 shares for each Reporting Person;

           (ii)  Shared power to vote or direct the vote:

                 0 shares for each Reporting Person;

           (iii) Sole power to dispose or direct the disposition:

                 0 shares for each Reporting Person;

           (iv)  Shared power to dispose or to direct the disposition:

                 0 shares for each Reporting Person.

   (c) Except as set forth in this Amendment No. 4, none of the Reporting Persons has effected any transaction in the Issuer's common stock during the last 60 days.

   (e)  Not Applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS:

   Exhibit 1 - Agreement regarding filing of joint Schedule 13D/A.

   Exhibit 2 - Amendment No. 1 to the Limited Partnership Agreement of Strategic Partners Fund dated July 26, 1996. (Filed as Exhibit 3 to the Original Schedule 13D and incorporated by reference to this filing.)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

SIGNATURE

   After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 2000


                                         /s/  Edward L. Cahill
                                         ---------------------
                                         Edward L. Cahill

                                         /s/  David L. Warnock
                                         ---------------------
                                         David L. Warnock


                                         CAHILL, WARNOCK STRATEGIC PARTNERS
                                         FUND, L.P.

                                         By:  Cahill, Warnock Strategic
                                         Partners,
                                            L.P., its Sole General Partner


                                            By: /s/  Edward L. Cahill
                                               ----------------------
                                            Edward L. Cahill, General Partner


                                            By: /s/  David L. Warnock
                                               ----------------------
                                            David L. Warnock, General Partner


                                         CAHILL, WARNOCK STRATEGIC PARTNERS,
                                         L.P.


                                         By:  /s/  Edward L. Cahill
                                              ---------------------
                                            Edward L. Cahill, General Partner


                                         By:  /s/  David L. Warnock
                                              ---------------------
                                            David L. Warnock, General Partner

                                         STRATEGIC ASSOCIATES, L.P.

                                         By:  Cahill, Warnock & Co., LLC, its
                                            sole General Partner


                                            By: /s/  Edward L. Cahill
                                               ----------------------
                                            Edward L. Cahill, Member


                                            By: /s/  David L. Warnock
                                               ----------------------
                                            David L. Warnock, Member


                                         CAHILL, WARNOCK & CO., LLC


                                         By:  /s/  Edward L. Cahill
                                              ---------------------
                                            Edward L. Cahill, Member


                                         By:  /s/  David L. Warnock
                                              ---------------------
                                            David L. Warnock, Member

                                                                       EXHIBIT 1
                                                                       ---------

                                   AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of The Right Start, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     Executed February 15, 2000.


                                         /s/  Edward L. Cahill
                                         ---------------------
                                         Edward L. Cahill

                                         /s/  David L. Warnock
                                         ---------------------
                                         David L. Warnock


                                         CAHILL, WARNOCK STRATEGIC PARTNERS
                                         FUND, L.P.

                                         By:  Cahill, Warnock Strategic
                                         Partners,
                                            L.P., its Sole General Partner


                                            By: /s/  Edward L. Cahill
                                               ----------------------
                                            Edward L. Cahill, General Partner


                                            By: /s/  David L. Warnock
                                               ----------------------
                                            David L. Warnock, General Partner


                                         CAHILL, WARNOCK STRATEGIC PARTNERS,
                                         L.P.


                                         By:  /s/  Edward L. Cahill
                                              ---------------------
                                            Edward L. Cahill, General Partner


                                         By:  /s/  David L. Warnock
                                              ---------------------
                                            David L. Warnock, General Partner


                                         STRATEGIC ASSOCIATES, L.P.

                                         By:  Cahill, Warnock & Co., LLC, its
                                            sole General Partner


                                            By: /s/  Edward L. Cahill
                                               ----------------------
                                            Edward L. Cahill, Member


                                            By: /s/  David L. Warnock
                                               ----------------------
                                            David L. Warnock, Member



                                         CAHILL, WARNOCK & CO., LLC


                                         By:  /s/  Edward L. Cahill
                                              ---------------------
                                            Edward L. Cahill, Member


                                         By:  /s/  David L. Warnock
                                              ---------------------
                                            David L. Warnock, Member